Exhibit 5.2

January 29, 2021	Our Matter No.: 1214486

Sent via E-Mail

Royal Bank of Canada

Royal Bank Plaza

200 Bay Street

Toronto, ON M5J 2J5

Dear Sirs/Mesdames:

Royal Bank of Canada Amended and Restated US Wealth Accumulation Plan and Amended and Restated Employee Deferred Advantage Plan

In connection with the registration under the Securities Act of 1933 (the “Act”) of $250,000,000.00 of deferred compensation obligations (the “Bank’s Obligations”) of the Royal Bank of Canada (the “Bank”) that may be issued by the Company pursuant to the Royal Bank of Canada Amended and Restated US Wealth Accumulation Plan and the Royal Bank of Canada Amended and Restated Employee Deferred Advantage Plan (together, the “Plans”), we, as your counsel, have furnished the opinions set forth below.

We understand that the Bank is filing a Registration Statement on Form S-8 (the “Registration Statement”) in respect of the Plans with the United States Securities and Exchange Commission. This opinion is delivered to you in connection with the Registration Statement.

In rendering the opinions set out below, we have examined the Plans and the by-laws of the Bank and made such investigations and examined original or duplicate copies or certified copies of such corporate records or other documents and such certificates of public officials and considered such questions of law as we have considered necessary for the purposes of the opinions expressed below. We have assumed the legal capacity of all individuals, the genuineness of all signatures, including electronic or digital signatures resulting from the use of technology, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

The opinions expressed herein are confined to the laws of the Province of Ontario and the federal laws of Canada applicable therein, as in force on the date hereof. No opinion is expressed as to the laws of any other jurisdiction.

Based upon and subject to the foregoing and to the qualifications hereinafter expressed, we are of the opinion that:

1.	The Bank validly exists as a Schedule I bank under the Bank Act (Canada).

2.	The Plans as established have been duly authorized and approved by the Bank and the Bank has the corporate power to perform the Bank’s Obligations.

3.	The performance of the Bank’s Obligations by the Bank will not contravene any existing provision of applicable law or result in a breach of the Bank Act (Canada) or the by-laws of the Bank.

The foregoing opinions are subject to the following assumptions and qualifications:

(a)

enforceability of the Bank’s Obligations may be limited by applicable bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(b)

enforceability of the Bank’s Obligations may be limited by equitable principles, including the principle that equitable remedies, such as specific performance and injunction, may only be granted in the discretion of a court of competent jurisdiction;

(c)	a court may not treat as conclusive those determinations which the Plans state are to be so treated; and

(d)

the validity and enforceability of any provision of the Plans which purports to sever from the Plans any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the agreement or instrument would be determined only in the discretion of the court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the United States Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP